SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

                             GULF WEST BANKS, INC.
                (Name of Registrant as Specified in Its Charter)


                             GULF WEST BANKS, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

GULF WEST      425 22nd Avenue North
BANKS, INC.    St. Petersburg, Florida 33704
               (727) 894-5696


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

         Notice is hereby given that the Annual Meeting of the Stockholders of GULF WEST BANKS, INC. (the "Company") will be held at the Palladium Theater, 253-5th Avenue North, St. Petersburg, Florida, on April 20, 2000, at 5:00p.m. Eastern Daylight Time, for the following purposes:

         1. To elect three directors to serve until the next Annual Meeting of Stockholders at which their respective terms terminate and until their successors are duly elected and qualified.

         2. To consider and vote upon amendments to the Company's 1995 Nonstatutory Stock Option Plan.

         3. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on February 29, 2000, are entitled to notice of and to vote at said meeting or at any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ GORDON W. CAMPBELL
                                          -----------------------------------
                                          Gordon W. Campbell
                                          Chairman of the Board
                                          and President

March 23, 2000

================================================================================

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

================================================================================

                              GULF WEST BANKS, INC.
              425 22ND AVENUE NORTH, ST. PETERSBURG, FLORIDA 33704

                                 PROXY STATEMENT

                                  SOLICITATION

     THIS PROXY STATEMENT IS FURNISHED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF GULF WEST BANKS, INC., a Florida corporation ("Gulf West" or the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders, to be held on April 20, 2000 at the Palladium Theater located at 253-5th Avenue North, St. Petersburg, Florida at 5:00 p.m. Eastern Daylight Time, and at any adjournment thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding as of the record date will constitute a quorum. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum. This Proxy Statement and the accompanying proxy card, together with the Company's Annual Report for the fiscal year ended December 31, 1999, are first being sent or given to stockholders on or about March 23, 2000.

                                VOTING OF PROXIES

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR the Director nominees named in PROPOSAL 1 and FOR the amendments to the 1995 Nonstatutory Stock Option Plan as described in PROPOSAL 2. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder. Abstentions will be included in vote totals and considered negative votes; broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and his request for the return of his proxy made to the inspector of elections prior to the taking of any vote.

     Only stockholders of record at the close of business on February 29, 2000 are entitled to notice of, and to vote at, the Annual Meeting. As of February 29, 2000 there were 7,034,134 shares of Common Stock outstanding, each of which is entitled to one vote. An additional 24,636 shares were held in escrow by the Company's transfer agent representing shares to be issued to former stockholders of Citizens National Bank and Trust Company upon surrender of their Citizen's shares to the transfer agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 29, 2000, the record date, the beneficial ownership of Gulf West's outstanding Common Stock by (i) each person known by the Company to own beneficially more than 5% of the shares of the Company's Common Stock (ii) each of the Named Officers named in the Summary Compensation Table and each director of the Company and the Company's wholly-owned subsidiary, Mercantile Bank ("Mercantile" or the "Bank"), and (iii) all Named Officers and directors as a group, based on information filed with the Securities and Exchange Commission and information provided directly to the Company by those persons. Unless otherwise indicated, all shares are held with sole voting and investment power.

                                          SHARES
NAME AND ADDRESS OF BENEFICIAL            BENEFICIALLY              PERCENT
OWNER                                     OWNED(1)                  OF CLASS(2)
-------------------------------           -------------             -----------

5% BENEFICIAL OWNERS:
Northern Trust Corporation                 907,466(3)                  12.13
 of Florida, NA
700 Brickell Avenue
Miami, FL 33131

Gordon W. Campbell                         844,291(4)                  11.29
2000 Bayview Drive
Tierra Verde,  Florida 33715

Robert A. Blakley                           73,651(15)                      *
Austin L. Fillmon                           64,257(10)                      *
Henry W. Hanff, M.D.                       338,079(5)                    4.52
Thomas M. Harris                           111,320(6)                    1.49
Pandurang V. Kamat, M.D.                   338,222(7)                    4.52
Algis Koncius                              192,469(12)                   2.57
Barry K. Miller                             99,718(16)                   1.33
Van L. McNeel                               21,351(11)                      *
Louis P. Ortiz, CPA                         94,269(13)                   1.26
John Cooper Petagna                         43,119(8)                       *
P.N. Risser, III                           248,109(14)                   3.32
Ross E. Roeder                              71,446(9)                       *
Douglas Winton                              53,833(17)                      *

All Directors and Named Officers as      2,592,900(18)                  34.68
a group (14 persons)

-------------------
* Represents less than one percent.
(1) The amount beneficially owned by each person has been determined under Rule 13d-3, and includes shares which each person has the right to acquire within the next sixty (60) days.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of Gulf West Common Stock outstanding includes unissued shares subject to options, rights, or conversion privileges exercisable within sixty (60) days held by such individual or group, but are not deemed outstanding by any other person or group.
(3) Based on a Schedule 13G filing with the Securities and Exchange Commission dated July 8, 1998. Includes 906,501, shares held as trustee for the benefit of John Wm. Galbraith. Mr. Galbraith also owns an additional 10,586 shares outside the trust and his spouse owns 120,062 shares.

(4) Consists of 125,984 shares which Mr. Campbell has the right to acquire under presently exercisable outstanding stock options, 155,952 shares held in a Revocable Trust, 41,970 shares held personally, and 508,200 shares held in a limited family partnership in which Mr. Campbell is general partner and 12,185 shares owned by his spouse.
(5) Includes 10,552 shares which Dr. Hanff has the right to acquire under presently exercisable outstanding stock options, 280,119 shares held in a limited family partnership, 41,206 shares held by a profit sharing trust of his business , 5,145 shares held by his business and 1,057 shares held in his name.
(6) Includes 20,398 shares which Mr. Harris has the right to acquire under presently exercisable outstanding stock options, 3,600 shares owned jointly with his spouse, and 1,590 shares held only in his spouse's name and as to which Mr. Harris disclaims beneficial ownership.
(7) Includes 10,552 shares which Dr. Kamat has the right to acquire under presently exercisable outstanding stock options, 32,043 shares held jointly with his spouse, and 156,118 shares held by his spouse as guardian for their children.
(8) Includes 4,200 shares which Mr. Petagna has the right to acquire under presently exercisable outstanding stock options and 38,919 shares Mr. Petagna owns jointly with his spouse.
(9) Includes 20,398 shares which Mr. Roeder has the right to acquire under presently exercisable outstanding stock options, 44,538 held personally and 6,510 shares owned by his company pension plan.
(10) Includes 8,011 shares which Mr. Fillmon has the right to acquire under presently exercisable outstanding stock options, 20,540 shares owned jointly by Mr. Fillmon and his spouse and 22,629 shares held by his wife.
(11) Includes 8,011 shares which Mr. McNeel has the right to acquire under presently exercisable outstanding stock options,
(12) Includes 8,774 shares owned by his spouse and 231 shares owned by his children.
(13) Consists of 20,398 shares which Mr. Ortiz has the right to acquire under presently exercisable outstanding stock options, and 73,871 shares in the name of his partnership.
(14) Includes 20,398 shares which Mr. Risser has the right to acquire under presently exercisable outstanding stock options, 51,874 shares held through his company retirement plan and 20,833 shares held as trustee.
(15) Includes 66,887 shares which Mr. Blakley has the right to acquire under presently exercisable outstanding stock options and 1,703 shares held by his spouse.
(16) Includes 73,558 shares which Mr. Miller has the right to acquire under presently exercisable outstanding stock options and 20,618 shares held jointly with his spouse and 2,088 held by his spouse.
(17) Includes 51,543 shares which Mr. Winton has the right to acquire under presently exercisable outstanding stock options.
(18) Includes 445,090 shares the named officers and directors have the right to acquire under agreements and presently exercisable stock options.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The bylaws of Gulf West and Mercantile both provide that directors will be divided into three classes with the number of directors in each class being as nearly equal as possible. The terms of all members of one class expire in the same year, and each class is elected for a three-year term. There are no arrangements or understandings between either Gulf West or Mercantile or any director or executive officer pursuant to which any such individual has been elected a director or executive officer of Gulf West or Mercantile. All executive officers of Gulf West and Mercantile hold office at the pleasure of their respective Boards of Directors. The following table sets forth the names of the directors and executive officers of Gulf West and Mercantile, their ages, and positions held by them with Gulf West and Mercantile.


                                                                                             DIRECTOR OF
                                   POSITION(S)              POSITION(S)                       GULF WEST/           TERM
NAME                      AGE      WITH GULF WEST           WITH MERCANTILE                   BANK SINCE          EXPIRES
----                      ---      --------------           ---------------                   ----------          -------
Robert A. Blakley         51       Executive Vice           President/COO                        NA/1999           NA/2003
                                   President

Gordon W. Campbell        67       Chairman/President       Chairman/CEO                       1994/1990         2000/2003

Austin L. Fillmon         71       NA                       Director                             NA/1998           NA/2002

Henry W. Hanff,           57       Director                 Director                           1998/1998         2001/2001
 M.D.

Thomas M. Harris          66       Director                 Director                           1994/1986         2001/2001

Pandurang V. Kamat,       60       Director                 Director                           1998/1998         2000/2003
 M.D.

Algis Koncius             55       Director                 Director                           1994/1989         2002/2002

Barry K. Miller           51       Executive Vice           Senior Executive Vice                NA/1999           NA/2002
                                   President/Secretary      President/ Secretary/Treasurer

Van L. McNeel             74       NA                       Director                             NA/1998           NA/2001

Louis P. Ortiz, CPA       55       Director                 Director                           1994/1986         2002/2002

John C. Petagna, Jr.      50       Director                 Director                           1994/1994         2000/2003

P. N. Risser, III         58       Director                 Director                           1994/1986         2002/2002

Ross E. Roeder            62       Director                 Director                           1995/1995         2001/2001

Douglas Winton            52       Executive Vice           Senior Executive Vice                NA/1999           NA/2001
                                   President President


Biographical information about the executive officers and directors of Mercantile and Gulf West is set forth below. All such information has been furnished to Gulf West by each such person.

     GORDON W. CAMPBELL has served as director of Gulf West, in the capacity of Chairman of the Board and President of Gulf West since its inception and has served as Chairman of the Board and CEO of Mercantile since 1990. He currently serves as Chairman of FT Institutional Trust Company, Vice Chairman of Templeton Funds Annuity Company and as a Director of Opus South Corporation. He was Chairman of SouthTrust Bank of Tampa (formerly Gulf/Bay Bank) from 1985 to 1990, Vice Chairman of NCNB National Bank, Tampa from 1983-1984 and President and CEO of Exchange Bancorp of Tampa from 1974-1983.

     AUSTIN L. FILLMON has served as a Director of Mercantile since February, 1998. He served as a Director of Citizens National Bank and Trust Company, Port Richey, Florida from its inception in 1988 until January, 1998 when Citizens was merged into Mercantile. Mr. Fillmon retired from the general contracting and real estate development business in 1996 after 18 years of operating his own company.

     HENRY W. HANFF, M.D. has served as a Director of Gulf West since January, 1998 and as a Director of Mercantile since February, 1998. He served as Chairman of the Board of Citizens National Bank and Trust Company, Port Richey, Florida from its inception in 1988 until January, 1998 when Citizens was merged into Mercantile. Dr. Hanff is an orthopaedic surgeon .

     THOMAS M. HARRIS has served as director of Gulf West since its inception and has served as a director of Mercantile since 1986. He has been a partner with the law firm of Harris, Barrett, Mann & Dew in St. Petersburg, Florida, since 1979.

     PANDURANG V. KAMAT has served as a Director of Gulf West since January, 1998 and as a Director of Mercantile since February, 1998. He served as a Director of Citizens National Bank and Trust Company, Port Richey, Florida from 1989 to January, 1998 when Citizens was merged into Mercantile. Dr. Kamat is a cardio-thoracic surgeon and has had his own practice since 1986.

     ALGIS KONCIUS has served as director of Gulf West since its inception and has served as a director of Mercantile since 1989. He has been the owner and President of Koncius Enterprises, a real estate investment company in Cincinnati, Ohio, since 1968.

     VAN L. MCNEEL has served as a director of Mercantile since February, 1998. Mr. McNeel was Chairman and CEO of Polymer International Corp. from 1982 to 1989 and Chairman and CEO of McNeel International Corp. from 1989 to 1997. He serves as Chairman of McNeel Capital Company, Tampa, Overseas Group, Panama and Suncoast Financial Corp., Tampa. He is a director of S.C. Technologies, Denver, Colorado and Triage Energy Corp., Midland, Texas.

     LOUIS P. ORTIZ, CPA has served as director of Gulf West since its inception and has served as a director of Mercantile since 1986. He is the President, Managing Partner and a Director of the public accounting firm of Garcia & Ortiz, P.A. located in St. Petersburg, Florida. He has been with that firm since 1972.

     JOHN C. PETAGNA, JR. has served as director of Gulf West since its inception and began serving as a director of Mercantile in 1994. He has been the President of American Municipal Securities, Inc., an investment brokerage firm with headquarters in St. Petersburg, Florida, since 1980.

     P. N. RISSER, III has served as director of Gulf West since its inception and has been a director of Mercantile since 1986. Since 1975 he also has been the Chairman and Chief Executive Officer of Risser Oil Corporation, which is involved in the petroleum industry with headquarters in Clearwater, Florida.

     ROSS E. ROEDER joined the Board of Gulf West and Mercantile in 1995. Mr. Roeder is Chairman and CEO of Smart & Final Stores Corporation, Vernon, California. He is also a director of Henry Lee, Miami, Florida; Chicos FAS, Inc., Ft. Myers, Florida; and Port Stockton Foods, Stockton, California. Mr. Roeder is also Chairman and CEO of M.D.R., Inc., an international consulting group. He was Chairman of Morgan Kaufman Publishers, San Francisco, California from 1984 through 1998.

     BARRY K. MILLER serves as Senior Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of Mercantile and has held an officer position with Mercantile since 1986. He is also Executive Vice President and Corporate Secretary of Gulf West. He has over 25 years of banking experience.

     ROBERT A. BLAKLEY serves as President and COO of Mercantile and Executive Vice President of Gulf West. Prior to his election to the position of President of Mercantile in 1999 Mr. Blakley was Senior Executive Vice President in charge of all bank lending functions. He has been with Mercantile since 1991. Prior to joining Mercantile he was with Southeast Bank from 1989 to 1991 as Vice President in Commercial Lending. He has been in the banking business since 1978.

     DOUGLAS WINTON serves as Executive Vice President of Gulf West and as Senior Executive Vice President of Mercantile with responsibility for strategic planning, marketing, and business development. He is also Chairman of Mercantile Bank Leasing, Inc. He joined Mercantile in 1995. Prior to joining Mercantile, he was President, Chief Executive Officer and a director of The Terrace Bank in Temple Terrace, Florida.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The bylaws of the Company provide that Directors will be divided into three classes, with the number of directors in each class being as nearly equal as possible. The terms of all members of one class expire in the same year, and each class is elected for a three-year term. The number of Directors whose term is expiring this year is three. Accordingly, the Board of Directors proposes the election of three Directors, each to hold office until the Annual Meeting of Stockholders to be held in the year 2003 or until a successor has been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the accompanying proxy intend to vote for the election of the persons listed below, all of whom are currently Directors of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

CERTAIN INFORMATION REGARDING DIRECTOR NOMINEES


NAME                             AGE      OCCUPATION/BACKGROUND
----                             ---      ---------------------
Gordon W. Campbell               67       Director, Chairman of the Board and President of Company since its inception and has served as Chairman of the Board
                                          and CEO of Mercantile since 1990. He currently serves as
                                          Chairman of FT Institutional Funds Trust Company, Vice
                                          Chairman of Templeton Funds Annuity Company and as a
                                          Director of Opus South Corporation. He was Chairman of
                                          SouthTrust Bank of Tampa (formerly Gulf/Bay Bank) from 1985 to 1990, Vice Chairman of NCNB National Bank, Tampa from
                                          1983-1984 and President and CEO of Exchange Bancorp of Tampa
                                          from 1974-1983.

Pandurang V. Kamat, M.D.         60       Director of the Company since 1998 and Director of the
                                          Bank since 1998.He served as a Director of Citizens
                                          National Bank and Trust Company, Port Richey, Florida
                                          from 1989 to January, 1998 when Citizens was merged into
                                          Mercantile. Dr. Kamat is a cardio-thoracic surgeon and has had his own practice since 1986.

John C. Petagna, Jr.             50       Director of Company since its inception in 1994 and  a
                                          Director of  Mercantile since 1994. He has been the President of American Municipal Securities, Inc., an investment
                                          brokerage firm with headquarters in St. Petersburg, Florida, since 1980.

     The election of Directors will require the affirmative vote of a plurality of shares voting in person or by proxy at the Annual Meeting. Abstentions will be included in vote totals and considered negative votes; broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote. THE BOARD RECOMMENDS THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE LISTED NOMINEES AS DIRECTORS.

                                   PROPOSAL 2

                                   APPROVAL OF
                AMENDMENTS TO 1995 NONSTATUTORY STOCK OPTION PLAN

     At its January 14,2000 meeting, the Company's Board of Directors , subject to shareholder approval, unanimously voted to amend sections 6(g) and 6(j) of the Company's 1995 Nonstatutory Stock Option Plan (the "Plan") as discussed below.

     The Board proposes to delete in its entirety Section 6(g) of the Plan which currently reads as follows:

                 TRANSFERABILITY OF SHARES ACQUIRED BY OPTION. A SHAREHOLDER
            SHALL NOT GIVE, ASSIGN, SELL, TRANSFER, ENCUMBER OF OTHERWISE DISPOSE OF ALL OR ANY PART OF HIS SHARES ACQUIRED PURSUANT TO THIS PLAN UNLESS HE SHALL FIRST HAVE PRESENTED TO GULF WEST BANKS, INC. ("GWB") A COMPLETELY EXECUTED AGREEMENT WITH A BONA FIDE PURCHASER PURSUANT TO WHICH THE SHARES WOULD BE SOLD. GWB SHALL BE ENTITLED TO ELECT TO BECOME THE PURCHASER OF THE SHARES UNDER SUCH AGREEMENT. IF GWB ELECTS TO PURCHASE THE SAME, IT MAY DO SO BY SENDING NOTICE THEREOF TO THE SELLING SHAREHOLDER AT THE ADDRESS FOR THAT SHAREHOLDER SHOWN ON THE RECORDS OF THE CORPORATION, SUCH NOTICE TO BE SENT ON OR BEFORE THE 30TH DAY FOLLOWING THE DAY ON WHICH GWB RECEIVED THE SALES AGREEMENT. IN THE EVENT THAT GWB SHALL ELECT TO BECOME THE PURCHASER, THEN IT SHALL EFFECT THE PURCHASE IN EXACT ACCORDANCE WITH THE PURCHASE AND SALE AGREEMENT, SAID PURCHASE TO BE COMPLETED AT THE MAIN OFFICE OF GWB ON OR BEFORE THE 40TH DAY FOLLOWING GWB'S RECEIPT OF THE AGREEMENT. IN THE EVENT GWB SHALL NOT ELECT TO PURCHASE THE SHARES AS HEREIN PROVIDED, THEN THE SELLING SHAREHOLDER SHALL BE ENTITLED TO COMPLETE THE SALE PROVIDED THAT SUCH SALE SHALL BE COMPLETED IN EXACT ACCORDANCE WITH THE PURCHASE AND SALE AGREEMENT PRESENTED TO GWB. IN THE EVENT THAT THERE SHALL BE ANY MODIFICATION TO THE AGREEMENT, THE AGREEMENT AS MODIFIED SHALL BE PRESENTED TO GWB AND GWB SHALL ONCE AGAIN HAVE AN OPTION TO PURCHASE THE SHARES. FOR PURPOSES HEREOF, THE SHARES WHICH HAVE BEEN ACQUIRED BY ANY SHAREHOLDER PURSUANT TO THIS PLAN SHALL BE DEEMED TO INCLUDE ALL ADDITIONAL SHARES RECEIVED BY SUCH SHAREHOLDER PURSUANT TO ANY STOCK SPLIT, STOCK DIVIDEND OR SIMILAR RECAPITALIZATION OF GWB. THE SECRETARY OF GWB SHALL PLACE THE FOLLOWING LEGEND ON THE FACE OF EACH STOCK CERTIFICATE ACQUIRED BY ANY SHAREHOLDER PURSUANT TO THIS PLAN:

                             "THE TRANSFER OF THE SHARES REPRESENTED BY THE
                        WITHIN CERTIFICATE IS RESTRICTED UNDER THE TERMS OF THE 1995 NONSTATUTORY STOCK OPTION PLAN OF GULF WEST BANKS, INC. ("GWB"), AS AMENDED, A COPY OF WHICH IS ON FILE AT THE OFFICE OF GWB AND AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS."

This section was incorporated in the Plan prior to the time the Company's stock was listed and traded on the NASDAQ National Market System . Due to the settlement requirements of NASDAQ, compliance with the provisions of this section is not possible for transactions placed through a broker.

            Section 6(j) of the Plan currently reads as follows :

                        INCOME TAX WITHHOLDING. AT THE TIME OPTIONS GRANTED
            PURSUANT TO THIS PLAN ARE EXERCISED, THE COMMITTEE IS RESPONSIBLE FOR CAUSING GWB TO PROPERLY WITHHOLD INCOME TAXES UPON THE AMOUNTS TRANSFERRED.
The Board proposes to amend this section by adding the following language :

                        PARTICIPANTS MAY SATISFY WITHHOLDING TAX OBLIGATIONS BY
            ELECTING TO HAVE GWB WITHHOLD FROM THE SHARES TO BE ISSUED UPON EXERCISE OF AN OPTION THAT NUMBER OF

            SHARES HAVING A FAIR MARKET VALUE EQUAL TO THE MINIMUM AMOUNT REQUIRED TO BE WITHHELD. THE FAIR MARKET VALUE OF THE SHARES TO BE WITHHELD SHALL BE DETERMINED ON THE DATE THAT THE AMOUNT OF TAX TO BE WITHHELD IS TO BE DETERMINED. ALL ELECTIONS BY A PARTICIPANT TO HAVE SHARES WITHHELD FOR THIS PURPOSE SHALL BE MADE IN SUCH FORM AND UNDER SUCH CONDITIONS AS THE COMMITTEE MAY DEEM NECESSARY OR ADVISABLE.

Allowing a Plan participant the ability to satisfy tax withholding obligations through the retention by the Company of shares to be issued upon the exercise of an option provides an alternative to a participant who otherwise might have been forced to sell shares in the market to raise the cash to pay taxes. This would also benefit shareholders by reducing the number of issued and outstanding shares.

Approval of these amendments will require the affirmative vote of a plurality of shares voting in person or by proxy at the Annual Meeting. Abstentions will be included in vote totals and considered negative votes; broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote. THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE COMPANY'S 1995 NONSTATUTORY STOCK OPTION PLAN AND URGES EACH SHAREHOLDER TO VOTE "FOR" THE AMENDMENTS.

                   ADDITIONAL INFORMATION CONCERNING DIRECTORS

DIRECTORS' FEES

            The standard compensation for the Company's directors consists of an annual retainer fee and a fee per meeting attended, which are set by the Board each year. The Company's Directors were paid an annual retainer fee of $5,000 in 1999 for their services on the Company's Board. The Company's Directors were also paid $500 per each Board meeting attended and $250 per each committee meeting attended on other than Board meeting days. Directors of the Bank who are otherwise employed by the Bank are not compensated for their services as directors. Outside directors of the Bank, most of whom are also Directors of the Company, were paid $1,000 per each Board meeting attended and $250 per each committee meeting attended on other than Board meeting days .

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

            The Board met, in person or by teleconference, nine times during the last fiscal year. Each incumbent Director attended at least 75% of the Board meetings and Committee meetings of which they were a member.

            The Company has an Executive Committee which in 1999 was comprised of Messrs. Campbell, Kamat, Koncius, Ortiz and Roeder. Mr. Campbell serves as Chairman. The Executive Committee, when the Board is not in session, has the authority to act on behalf and exercise all powers of the Board except as limited by any resolution of the Board or by the Company's Bylaws. The Executive Committee may not declare dividends; amend the charter or bylaws; recommend to stockholders a merger, consolidation or conversion; sell, lease or otherwise dispose of all or substantially all of the property and assets of the Company; dissolve the Company; or approve a transaction in which any member of the Executive Committee has any material beneficial interest. The Company's Executive Committee met once during 1999.

            The Company has a Compensation and Stock Option Committee. The function of this committee is to review and establish compensation and benefit plans for executive officers of the Company and its subsidiaries and to review and approve the award of stock options to officers and directors of the Company and its subsidiaries. For 1999 the Committee members were Messrs. Roeder, who served as Chairman, Hanff, Harris and Petagna. This Committee met once in 1999.

            The Company's Audit Committee in 1999 was comprised of Messrs. Ortiz (who served as Chairman), Kamat and Petagna. This committee's principal function is to oversee and direct the Company's internal audit program and determine that adequate internal audit controls and procedures are being maintained. The Audit Committee met five times during 1999.

            The Bank's Board of Directors met four times during 1999. The Bank presently has four committees -- an Executive Committee, an Audit Committee, an Investment Committee, and a Director Loan Committee, which meet as necessary. Pursuant to the Bank's Bylaws, the Board of Directors, by resolution adopted by a majority of the full Board, shall designate members of the various committees of the Board.

            The Bank's Executive Committee in 1999 was comprised of Messrs. Campbell (who served as Chairman), Kamat, Koncius, Ortiz and Roeder. The principal function of the Executive Committee is to act on behalf and exercise all powers of the Board of Directors of the Bank which may lawfully be delegated to it in the management of the business and affairs of the Bank, when the Board of Directors is not in session. The Committee met eight times during 1999.

            The Bank's Audit Committee in 1999 was comprised of Messrs. Ortiz (who served as Chairman), Kamat, Fillmon and Petagna. This committee's principal function is to oversee and direct the Bank's internal audit program and determine that adequate internal audit controls and procedures are being maintained. The Audit Committee met five times during 1999.

            The Bank's Investment Committee in 1999 was comprised of Messrs. Koncius (who served as Chairman), Campbell, Petagna, Hanff , Miller and Carol L. Kinnard, Senior Vice President of the Bank. The Investment Committee's principal function is to ensure adherence to investment policies, to recommend amendments thereto and to advise management on investment strategies. This Committee met three times during 1999.

            The Bank's Director Loan Committee in 1999 was comprised of Messrs. Campbell (who served as Chairman), Fillmon, Harris, Ortiz, and Petagna. The remaining directors serve as alternate members. The principal function of the Director Loan Committee is to ensure compliance with loan policies, to recommend any amendments thereto, to approve or recommend action on designated credits above any bank officer's lending authority, to exercise authority regarding loans and to exercise, when the Board of Directors is not in session, all other powers of the Board regarding loans that may be lawfully delegated to it. This committee meets jointly with the Board of Directors at its regularly scheduled monthly meetings and on-call as needed. Including such joint meetings, the Committee met a total of twenty times in 1999.

                             EXECUTIVE COMPENSATION

            The following table sets forth, for the years ended December 31, 1999, December 31, 1998, and December 31, 1997, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the (i) Company's Chief Executive Officer and (ii) to each of the other executive officers whose total salary and bonus for the year exceeded $100,000 ("Named Officers").

SUMMARY COMPENSATION TABLE

                                                                                ANNUAL COMPENSATION
                                            ----------------------------------------------------------------------------
                                                                                                              ALL
                                                                                       OTHER                 OTHER
     NAME & PRINCIPAL                         SALARY              BONUS                ANNUAL            COMPENSATION(2)
         POSITION              YEAR            ($)                 ($)             COMPENSATION(1)              ($)
        ----------             ----         ----------          ---------          ---------------       ---------------
Gordon W. Campbell             1999          250,000                --                  6,000                    7,673
Chairman and CEO               1998          200,000                --                  6,000                    6,180
                               1997          145,000                --                  6,000                    4,530

Robert A. Blakley              1999          128,333                --                  6,000                    4,030
President and COO              1998          104,000              2,7003                6,000                    3,300
                               1997           84,000                --                  6,000                    2,700

Barry K. Miller                1999          140,000                --                  6,000                    4,380
Sr. Executive Vice President   1998          115,000              3,1803                6,000                    3,630
Secretary/Treasurer            1997          100,000                --                  6,000                    3,180

Douglas Winton                 1999          128,333                --                  6,000                    4,030
Sr. Executive Vice President   1998          100,000              2,5803                6,000                    3,180
                               1997           80,000                --                  6,000                    2,580

1  An automobile allowance of $500 per month.
2 Represents Bank's match of officer's contribution to 401(k) plan. 3 For 1997 calendar year paid in 1998

STOCK OPTION PLAN

     The Company has a stock option plan for the directors and employees of the Company and the Bank. Under the plan, the Company's Board may award options totaling up to 12% of the Company's total outstanding shares. The option price is established by the Company's Board but shall not be less than the greater of the fair market value of the stock as of the date the option is granted or the par value of such shares. If the shares are not publicly traded, the book value may be substituted for the fair market value. The period over which options may be exercised and vesting periods are determined by the Board for each option granted. Upon sale or change in control of the Company, all options become immediately vested and exercisable. The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1999 and unexercised options held by the Named Officers at fiscal year end pursuant to such Stock Option Plan and including any other Stock Option granted.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES


                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                      ACQUIRED ON     VALUE        OPTIONS HELD AT 12/31/99      AT 12/31/99
NAME                  EXERCISE (#)    REALIZED(1)  EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
----                  ------------    --------     -------------------------     -------------------------
Gordon W. Campbell             0           $0               125,984/0                     420,975/0
Robert A. Blakley              0            0           60,535/19,057                257,107/74,418
Barry K. Miller            6,670       37,165           67,206/19,057                305,868/74,418
Douglas Winton             5,250       27,300           43,961/30,180                130,886/92,959


(1) Market value of underlying common stock at exercise date, minus the exercise price.

OPTION GRANTS IN LAST FISCAL YEAR AND LONG-TERM INCENTIVE PLANS



                           NUMBER OF    PERCENT                                            POTENTIAL REALIZABLE VALUE AT
                           SECURITIES   OF TOTAL                                           ASSUMED ANNUAL RATES OF
                           UNDERLYING   OPTIONS                                            STOCK PRICE APPRECIATION FOR
                           OPTIONS      GRANTED TO       EXERCISE OR                       OPTION TERM(2)
                           GRANTED(#)   EMPLOYEES IN     BASE PRICE     EXPIRATION         -----------------------------
NAME                          (1)       FISCAL YEAR      ($/SHARE)      DATE               5% ($)              10% ($)
----                       ---------    -------------    -----------    ----------         ---------           --------
Gordon W. Campbell         26,250         12.79%          $7.970         4/15/09          $ 131,675           $333,690
Robert A. Blakley          15,750          7.67%          $7.970         4/15/09          $  79,005           $200,213
Barry K. Miller            15,750          7.67%          $7.970         4/15/09          $  79,005           $200,213
Douglas Winton             15,750          7.67%          $7.970         4/15/09          $  79,005           $200,213



(1) These options were vested immediately.
(2) The potential realizable value of grant of options, assuming that the market price of common stock appreciates in value from the date of grant to the end of the option term at either a 5% or a 10% annualized rate. The ultimate values of the options will depend on the future market price of the common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

 There are no other long-term incentive programs for the Named Officers.

SALARY CONTINUATION AGREEMENTS

     The Bank has entered into agreements with five of its officers whereby the Bank has agreed to make certain payments to the executives upon their severance or retirement and to their designated beneficiaries in the event of their deaths. The payments will be made to the officers or beneficiaries over a period of fifteen years. The table below provides information relative to each of the executives covered under this plan.


                                ANNUAL BENEFIT     RETIREMENT        EFFECTIVE     VESTING
     OFFICER                    AT RETIREMENT      DATE              DATE          PERIOD
     -------                    -------------      ----------        ---------     -----------
     Gordon W. Campbell.......     $50,000           9/1/02           8/17/92        10 years
     Barry K. Miller  ........     $50,000           2/1/14           1/01/94        20 years
     Robert A. Blakley .......     $50,000           2/1/14           1/01/94        20 years
     John T. Sica.............     $35,000           6/1/05           5/01/95        10 years
     Douglas Winton...........     $50,000           2/1/13           1/01/97        16 years

     The Bank has not committed to fund these agreements and the covered executives or their beneficiaries shall be general creditors of the Bank in the same manner as any other creditor having an unsecured claim against the Bank.

     The cost of providing these benefits is being accrued by the Bank over the working lives of the executives. The benefits are self-funded because the plan is self-funded. The Bank will have use of these assets for investment in the Bank's loan and securities portfolio throughout the term. These accruals are charged to employee benefit expense on the Bank's income statement. The table below shows the amount which was or will be charged to expense by period indicated.

                  TIME                           EXPENSE AMOUNT
                  ----                           --------------
                  1997                                   96,000
                  1998                                  111,000
                  1999                                  135,000
                  2000                                  140,000
             2001-2005                                  607,000
             2006-2010                                  458,000

STOCK PURCHASE PLAN

         The Company maintains an Employee Stock Purchase Plan for the officers and employees of the Company and its subsidiaries. Under that plan, officers and employees who do not own 5% or more of the Company's outstanding shares are able to purchase up to 1,000 shares of the Company's Common Stock each calendar year subject also to a maximum dollar amount purchased in any one year of $25,000. Stock purchases are paid for in cash or through payroll deduction during the year of purchase. Elections to purchase stock must be made prior to January 1 of each year. The purchase price is the lesser of 85% of the closing price of the stock as reported by NASDAQ on either the first day of the year or the last day of the year. For 1999 the purchase price was $7.29 per share and 21,345 shares were purchased by officers and employees.These shares were issued in early 2000.

KEY MAN LIFE INSURANCE

         The Bank is the beneficiary of life insurance contracts purchased on the lives of five of its officers. These policies are whole life policies with the premiums paid either lump sum at inception or over a five year period. The cash values of these policies are carried as an asset on the Company's financial statements. Information relative to these policies is shown below.

                                                               CASH VALUE AT
           INSURED                          FACE AMOUNT     DECEMBER 31,1999
           -------                          -----------     ----------------
Robert A. Blakley...........            $  771,235(1)              $ 269,633
Gordon W. Campbell..........            $  900,000(3)              $ 685,169
Barry K. Miller.............            $1,026,895(1)              $ 196,916
John T. Sica................            $  728,000(2)(4)           $ 400,917
Douglas Winton..............            $  985,000(5)(6)           $ 428,645

(1)   Insurer is Phoenix Home Life Mutual Insurance Company.
(2)   Insurer is West Coast Life Insurance Company.
(3)   Insurer is Alexander Hamilton Life Insurance Company of America.
(4)   Insurer is Chubb Life America.
(5)   Insurer is Clarica Life Insurance Company - U.S.
(6)   Insurer is Great-West Life & Annuity Insurance Company

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Bank has entered into an employment contract with Gordon W. Campbell. The contract is for a term of ten years ending August 25, 2002 at such reasonable salary as the parties shall agree to from time to time. The contract requires him to perform the duties associated with the position of Chairman and President. Upon separation from the Bank for any reason other than cause, Mr. Campbell shall be retained as a consultant for a salary of $60,000 per year for the remaining term of the contract. In the event there is a "sale of the bank" (as defined therein), the term of the contract may be reduced to the lesser of 5 years from the date of the reduction or the balance of the contract. Additionally, pursuant to the contract, Mr. Campbell was granted options to acquire 66,701 shares of stock at the price of $2.40 per share, as adjusted for stock dividends and stock splits, upon execution. These options were exercised by Mr. Campbell in 1998. For loan transactions with management, see "--Indebtedness of Management."

INDEBTEDNESS OF MANAGEMENT

     From time to time the Bank will extend loans to its directors, executive officers and their related entities, as well as to directors of the Company. All such loans made in 1999, as well as in 1998 and 1997: (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (C) did not involve more than the normal risk of collectability or present other unfavorable features.

     Total loans outstanding to Company and Mercantile's directors, executive officers, and their related entities at December 31 1999 and December 31, 1998 and 1997 were $3,452,000, $2,041,000 and $1,105,000 respectively.

REGISTRATION RIGHTS AGREEMENT

     In November 1994, the Company entered into a Registration Rights Agreement with Gordon W. Campbell and John Wm. Galbraith. Under the Registration Rights Agreement, the Company agreed with Messrs. Campbell and Galbraith that if it filed a registration statement as to any of its securities with the SEC at any time while either of them owned Gulf West stock, the Company would at its expense register or qualify all or, at their option, any portion of the Gulf West stock owned by them concurrently with the registration of Gulf West securities.

     In addition, Messrs. Campbell and Galbraith had the right under the Registration Rights Agreement (subject to certain exceptions) at any time to direct the Company to prepare and file with the SEC, at Gulf West's expense, a registration statement sufficient to permit the public offering and sale of Gulf West stock owned by them through the facilities of all appropriate securities exchanges and the over-the-counter market. The Company was, however, only obligated to file one such registration statement at the direction of Messrs. Campbell and Galbraith.

     In February, 1999, Messrs. Campbell and Galbraith directed the Company to register with the SEC the offer and sale of the unregistered shares beneficially owned by them. These shares totalled 699,757 shares for Mr. Campbell and 917,087 shares owned by Mr. Galbraith (both share totals adjusted for the 5% stock dividend paid November 15, 1999). Accordingly, the Company prepared and filed an S-3 registration statement that was declared effective by the SEC on May 13, 1999. This registration also covered 544,172 shares (adjusted for 5% stock dividend) owned by certain Directors and Officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 or 5 and amendments thereto furnished to the Company pursuant to Rule 16(a)-3(e) during its most recent fiscal year, and any written representation received from the reporting persons as to any such Forms not being required, the Company believes that all of directors, officers or beneficial owners of more than 10 percent of the Company's stock filed, on a timely basis, certain reports required to be filed with the Securities and Exchange Commission except as follows. Gordon W. Campbell filed a late Form 4 covering three transactions for the month of May, 1999. John T. Sica filed a late Form 4 covering one transaction for the month of July,1999. Douglas Winton filed a late Form 5 covering stock options granted to him in 1998.

EXECUTIVE COMMITTEE  REPORT ON EXECUTIVE  COMPENSATION

     GENERAL. The Compensation Committee of the Company reviews and approves executive compensation of the Company and its subsidiaries' executive officers. The Commitee that reviewed executive compensation for 1999 was comprised of Messrs. Roeder (who served as Chairman), Hanff, Harris and Petagna.

     The current executive compensation program consists of base salary, annual performance incentives, and long-term incentive opportunity in the form of stock options. Base salaries are comparable with those of similar asset-sized, publicly traded banking companies. The Committee believes this policy allows the Company to attract and retain high quality personnel, while at the same time maximizing Company performance. Long-term incentive is based on stock performance through stock options. The Committee's position is that stock ownership by management is beneficial in aligning management's and stockholder's interests to enhance stockholder value.

     Currently, the executive officers of the Company are not compensated for their services and are only compensated for their services as officers of the Bank through the salaries established by the Executive Committee of the Bank. Due to recent changes in tax laws, certain non-performance-based compensation to executives of public companies in excess of $1,000,000 is no longer deductible for tax purposes. It is the responsibility of the Committee to determine whether any actions with respect to this new compensation limit should be taken by the Company. During 1999, no executive officers of the Company received any compensation in excess of this limit nor is it anticipated that any executive officer will receive any such compensation during 2000. Therefore, the Committee has not taken any action to date to comply with this limit. The Committee will continue to monitor this situation and will take appropriate action if same is warranted in the future.

     BASE SALARY. In setting the 1999 base salary for the Chief Executive Officer, the Committee reviewed the Bank's overall financial performance during 1998, considering in particular, return on equity, net income, earnings per share, asset quality and growth in assets compared to 1997 performance as well to the performance of comparable community banks. The Committee also took into consideration the Chief Executive Officer's individual performance and direct contribution to the Bank's performance during 1998 in addition to market levels of compensation for this position. The Bank made significant progress during 1998 in achieving its goals for all of the measures of performance reviewed by the Committee. The Committee determined that the Chief Executive Officer's salary for 1999 should be increased to $250,000 for 1999. The 1999 base salary levels for the remaining Named Officers were based on similar criteria and considerations as well as the recommendations of the Chief Executive Officer to the Committee, and such officers' salaries were also increased.

     ANNUAL BONUS. The Company's executive officers are eligible for an annual cash bonus under the Company's Incentive Bonus Program. The Bonus Program provides for the payment of cash incentive awards to the eligible executives pursuant to a formula based on the Company's annual return on average shareholder equity.

LONG-TERM INCENTIVES. Directors, officers and employees of the Company and its subsidiaries are eligible to participate in the Company's Stock Option Plan. The Stock Option Plan is designed to assist the Company in securing and retaining quality employees by allowing them to participate in the ownership and financial success of the Company. The granting of stock options gives those employees receiving the grants significant additional incentives to work for the long term success of the Company. The Committee determines the number of option grants made to specific individuals by evaluating their relative degree of influence over the results of the operations of the Company. There is no specific formula that the Committee uses in determining the individuals who will be awarded option grants or the timing, vesting and amounts of such grants.

     The Company granted 205,300 stock options to directors, officers and employees in 1999 at various exercise prices, with some options vested immediately and some vested over four years and all options expiring ten years from the grant.

                                                    COMPENSATION COMMITTEE

                                                    Ross E. Roeder
                                                    Henry W. Hanff, M.D.
                                                    Thomas M. Harris
                                                    John C. Petagna, Jr.

                                STOCK PERFORMANCE

     The The following graph presents a comparison of the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index and the Nasdaq Bank Index since December 31, 1997. (The Company's stock started trading on the Nasdaq National Market System on March 25, 1998.) The graph assumes that $100 was invested on December 31, 1997 in the Company's common stock, Russell 2000 Index and the Nasdaq Bank Index.

                                [GRAPHIC OMITTED]


GULF WEST BANKS, INC.        100           181.53         182.68
NASDAQ BANK INDEX            100            88.23          81.19
RUSSELL 2000 INDEX           100            96.55          115.5

                                  OTHER MATTERS

     The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Hacker, Johnson, Cohen & Grieb, P.A. served as the Company's independent public accountants for the fiscal year ended December 31, 1999. The Board of Directors has re-appointed Hacker, Johnson, Cohen & Grieb, P.A. to act as the public accountants for the fiscal year ending December 31, 2000. A representative of Hacker, Johnson, Cohen & Grieb, P.A. is expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement, if his firm so elects, and to respond to appropriate questions from stockholders.

                 STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals for stockholder action which eligible stockholders wish to have included in the Company's proxy materials to be mailed to stockholders in connection with the Company's 2001 Annual Meeting must be received by the Company at its corporate headquarters on or before December 31, 2000.

                             LISTING OF STOCKHOLDERS

     A complete list of the stockholders entitled to vote at the Annual Meeting of the Stockholders, to be held on April 20, 2000, will be available for inspection during normal business hours at the Company's headquarters for a period of at least ten days prior to the Annual Meeting, upon written request to the Company by a stockholder, and at all times during the Annual Meeting at the place of the meeting.

                           PROXY SOLICITATION EXPENSES

     The cost of this proxy solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners, will be borne exclusively by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by Directors, executive officers and other employees of the Company without additional compensation.

                                  ANNUAL REPORT

     The Company's Annual Report for the year ended December 31, 1999 is being mailed with this Proxy Statement but is not to be considered a part hereof.

                       REQUESTS FOR ADDITIONAL INFORMATION

     A copy of the Company's annual report on Form 10-K for the year ended December 31, 1999, including the financial statements and schedules thereto but excluding the exhibits, may be obtained without charge by any stockholder whose proxy is solicited hereby upon written request to:

                                 Barry K. Miller
                                 Secretary
                                 Gulf West Banks, Inc.
                                 425 22nd Avenue North
                                 St. Petersburg, Florida 33704

                                 --- --- --- ---

                                 By order of the Board of Directors,

                                 /s/ GORDON W. CAMPBELL
                                 -----------------------------------------------
                                 Gordon W. Campbell
                                 Chairman of the Board, and President
                                 St. Petersburg, Florida

PROXY

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                    DIRECTORS

                              GULF WEST BANKS, INC.
                              425 22ND AVENUE NORTH
                          ST. PETERSBURG, FLORIDA 33704

     The undersigned hereby appoints Gordon W. Campbell and Thomas M. Harris or any of them acting in the absence of the other, with power of substitution, my true and lawful attorney or attorneys, for me and in my name and stead to vote as proxy or proxies upon all shares of stock of GULF WEST BANKS, INC. entitled to vote, owned by me or standing in my name on the books of the Company, at the close of business on February 29, 2000, at the Annual Meeting of Shareholders of GULF WEST BANKS, INC. to be held at the Palladium Theater located at 253-5th Avenue North, St. Petersburg, Florida, on the 20th day of April, 2000 at 5:00 p.m. in the afternoon of that day, or any adjournment thereof.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ITEMS 1, 2, AND 3.

                                          WITHHELD
                                    FOR   FOR ALL                                         FOR   AGAINST   ABSTAIN
ITEM 1-TO ELECT AS DIRECTORS FOR                   ITEM 2-TO APPROVE AMENDMENTS TO
       THE TERMS INDICATED                                THE COMPANY'S 1995 NON          [ ]     [ ]       [ ]
       Nominees:                   [ ]      [ ]           STATUTORY STOCK OPTION PLAN
       Gordon W. Campbell                          ITEM 3-IN THEIR DISCRETION,            [ ]     [ ]       [ ]
         (3 years)                                        THE PROXIES ARE
       Pandurang V. Kamat, M.D.                           AUTHORIZED TO
         (3 years)                                        VOTE UPON SUCH
       John C. Petagna, Jr.                               OTHER BUSINESS
         (3 years)                                        AS MAY PROPERLY
                                                          COME BEFORE
                                                          THE MEETING.

WITHHELD FOR: (Write that nominee's name in the space provided below).

______________________________________________________




Signature(s)___________________________________________ Date____________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -